Exhibit 99.2

Newell Brands Announces Pricing of $600 Million 6.250% Senior Notes due 2031

August 5, 2026

ATLANTA—(BUSINESS WIRE)—August 5, 2026— Newell Brands (NASDAQ: NWL) today announced the upsizing and pricing of $600 million aggregate principal amount of 6.250% senior unsecured notes due 2031 (the “Notes”) in an offering (the “Offering”) that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The offering of the Notes is expected to close on August 19, 2026, subject to customary closing conditions.

Newell Brands intends to use the net proceeds from the sale of the Notes in the Offering to redeem in full its outstanding 6.375% senior notes due 2027 (the “2027 Notes”), pay related fees and expenses in connection with the Offering and the redemption, and repay a portion of the amount outstanding under its five-year asset-based revolving credit facility, dated as of July 30, 2026. Neither this press release nor anything contained herein shall constitute a notice of redemption or an offer to redeem or purchase any of the outstanding 2027 Notes.

This news release does not constitute an offer to sell or the solicitation of an offer to buy any securities. The Notes are being offered only to qualified institutional buyers in reliance on the exemption from registration set forth in Rule 144A under the Securities Act, and outside the United States to certain non-U.S. persons in reliance on the exemption from registration set forth in Regulation S under the Securities Act. The Notes have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

About Newell Brands

Newell Brands (NASDAQ: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Rubbermaid, Sharpie, Graco, Coleman, Rubbermaid Commercial Products, Yankee Candle, Paper Mate, FoodSaver, Dymo, EXPO, Elmer’s, Oster, NUK, Spontex and Campingaz. Newell Brands is focused on delighting consumers by lighting up everyday moments.

Forward-Looking Statements

Some of the statements in this press release, particularly those relating to the timing of the Offering and the use of proceeds therefrom are forward-looking statements within the meaning of the Federal securities laws. Actual results could differ materially from expectations expressed or implied in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations include volatility and market conditions in the debt capital markets, our ability to complete the Offering and contemplated redemption and the risks and uncertainties described in the company’s filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2025 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026.

View source version on businesswire.com: https://www.businesswire.com/news/home/20260805420852/en/

Investors:

Joanne Freiberger

SVP, Investor Relations & Chief Communications Officer

+1 (727) 947-0891

joanne.freiberger@newellco.com

Media:

Danielle Clark

Director, External Communications

+1 (404) 783-0419

danielle.clark@newellco.com

Source: Newell Brands